UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2015 (January 6, 2015)

GlobeImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35642	84-1353925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Infinite Drive Louisville, CO		80027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 625-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 —Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

2014 Bonus Payments

Under the GlobeImmune, Inc., a Delaware corporation (the “Company”) performance-based non-equity incentive plan, each executive officer is eligible for a discretionary annual cash incentive payment up to a specified target percentage of the executive officer’s salary. These annual cash bonuses are based upon the achievement of pre-specified corporate and individual performance objectives. Based on the recommendation of the Company’s Compensation Committee, the Board of Directors sets the target percentages at levels that, upon achievement of the target percentage, are likely to result in cash bonus payments that the Board of Directors believes to be approximately the level paid to high-performing executives of comparable companies in the biopharmaceutical industry.

At the end of each year, the Company’s Chief Executive Officer develops bonus recommendations for all executive officers other than himself based on the Company’s corporate accomplishments. These recommendations are subjective determinations that may vary, from time to time, depending on our overall strategic objectives, but relate generally to accomplishment of the established corporate goals, as well as factors such as development and progression of the Company’s existing product candidates, achievement of clinical and regulatory milestones, operational goals such as the expansion of the Company’s manufacturing capabilities, and financial factors such as raising and maintaining capital. The Compensation Committee then makes a final decision regarding cash bonus payments, if any, for the year. Whether or not a cash bonus is paid for any year is solely within the discretion of the Board of Directors.

For 2014, based upon recommendations of the Compensation Committee, the Board of Directors determined that the target annual bonus for Timothy Rodell should equal 40% of his annual base salary and the target annual bonuses for Jeff Dekker and Kirk Christoffersen should equal 25% of their respective annual base salaries. As a basis for these target performance bonuses, the Board of Directors established corporate and individual performance objectives in 2014, which were communicated to the named executive officers at that time. The corporate goals for the year included:

•	obtain financing sufficient to carry us into 2016;

•	complete enrollment of GI-6207-02 MTC trial;

•	complete enrollment and analysis of GI-6301-01 Phase 1 trial;

•	development support as needed for partnered programs;

•	select new infectious disease target and initiate development program; and

•	initiate manufacturing of one or more product candidates at large scale.

For 2014, each named executive officer’s individual goals consisted of the aforementioned corporate goals.

On January 6, 2015, the Compensation Committee approved the following bonus payments for each of Timothy Rodell, Jeff Dekker and Kirk Christoffersen (collectively, the “Executive Officers”) based on the Company’s achievement of the corporate goals.

Executive Officer	2014 Bonus Payment
Timothy C. Rodell, M.D.	$100,912.50
Chief Executive Officer and President
C. Jeff Dekker, C.P.A.	$31,114.69
Vice President, Finance and Treasurer
Kirk A. Christoffersen	$31,114.69
Vice President, Corporate Development

2015 Base Salary Increases

Also on January 6, 2015, the Compensation Committee approved the following salary increases for the “Executive Officers to be effective as of January 1, 2015.

Executive Officer	New Base Salary
Timothy C. Rodell, M.D.	$405,000
Chief Executive Officer and President
C. Jeff Dekker, C.P.A.	$200,000
Vice President, Finance and Treasurer
Kirk A. Christoffersen	$197,220
Vice President, Corporate Development

Stock Options

On January 6, 2015, the Committee approved the grant of stock options (the “Options”) to each of the Executive Officers. The Options were granted under and in accordance with the terms and conditions of the Company’s 2014 Equity Incentive Plan (the “Plan”) and the Form of Stock Option Grant Notice and Form of Stock Option Agreement (the “Related Agreements”) previously filed with the U.S. Securities and Exchange Commission (“SEC”) as Exhibits 10.2 and 10.2.1, respectively, to the Company’s registration statement on Form S-1 on March 17, 2014.

Pursuant to the Plan and the Related Agreements, each of the Options will vest as to 25% of the underlying shares of common stock on January 6, 2016 and will vest as to the remaining underlying shares monthly over the following 36 months, provided in each case that the applicable Executive Officer remains employed by the Company through the applicable vesting date. The exercise price for each Option is $7.71, the closing price for the Company’s common stock on the Nasdaq Capital Market on the date of such grant.

The following table sets forth the Options granted to each Executive Officer:

Executive Officer	Options Granted
Timothy C. Rodell, M.D.	39,480
Chief Executive Officer and President
C. Jeff Dekker, C.P.A.	11,772
Vice President, Finance and Treasurer
Kirk A. Christoffersen	11,773
Vice President, Corporate Development

The foregoing summary of the Related Agreements is qualified in its entirety by reference to the full text of the Related Agreements that the Company has previously filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GlobeImmune, Inc.

Dated: January 8, 2015

	By:	/s/ C. Jeffrey Dekker
C. Jeffrey Dekker
Vice President, Finance and Treasurer